Exhibit 5.1

April 26, 2012

Graco Inc.

88-11th Avenue N.E.

Minneapolis, Minnesota 55413-1894

To Whom It May Concern:

I am a member of the bar of the State of Minnesota and Vice President, General Counsel and Secretary of Graco Inc. (the “Company”). I have examined the registration statement on Form S-8 (the “Registration Statement”) that is being filed by the Company with the Securities and Exchange Commission (the “SEC”) in connection with the registration under the Securities Act of 1933, as amended, of 5,000,000 shares of Common Stock, $1.00 par value, of the Company, to be issued to employees of the Company pursuant to the Graco Inc. 2006 Employee Stock Purchase Plan (the “Plan”).

I have examined such documents and have reviewed such questions of law as I have considered necessary and appropriate for the purposes of this opinion. I am of the opinion that when the shares of Common Stock have been issued and sold pursuant to the Plan, the shares will be legally issued, fully paid and nonassessable under the laws of the State of Minnesota, provided: (i) the value received by the Company is at least equal to the par value of the shares of Common Stock; and (ii) the Registration Statement shall have become effective under the Securities Act of 1933, as amended.

I consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Karen P. Gallivan
Karen P. Gallivan
Vice President, General Counsel and Secretary